UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PAYMENTUS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2023

Paymentus Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40429	45-3188251
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11605 North Community House Road, Suite 300
Charlotte, North Carolina		28277
(Address of Principal Executive Offices)		(Zip Code)

(888) 440-4826 Registrant’s Telephone Number, Including Area Code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2023, the Board of Directors (the “Board”) of Paymentus Holdings, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, expanded the size of the Board from seven to eight directors and appointed Arun Oberoi to fill the vacancy created by the expansion of the Board, effective April 27, 2023. Mr. Oberoi will be a Class III director whose term expires at the Company’s 2024 Annual Meeting of Stockholders.

Mr. Oberoi, age 68, is the former executive vice president, global sales and services, of Red Hat, a provider of enterprise open source software solutions, where he served from 2012 to 2021. Prior to Red Hat, Mr. Oberoi was chief executive officer of Viridity Software from 2010 to 2012 and chief executive officer of Aveksa from 2008 to 2010. He served as an executive vice president of global sales and technical services of Micromuse (acquired by IBM in 2006) from 2004 to 2008. Prior to joining Micromuse, Mr. Oberoi held a series of senior executive positions at Hewlett-Packard, including vice president and general manager, worldwide corporate accounts and industries and as vice president and general manager, worldwide software sales and marketing. Mr. Oberoi serves on the board of directors and the audit committee of Schrodinger, Inc., a Nasdaq-listed software company enabling the discovery of therapeutics and materials. He also serves on the boards of Deeplite as well as Proofpoint and Talend, which are both portfolio companies of Thoma Bravo, L.P. Mr. Oberoi received his bachelor's degree from Delhi University and has an MBA from the Kellogg School of Management at Northwestern University.

In connection with his appointment to the Board, Mr. Oberoi will be entitled to receive cash and equity compensation under the Company’s outside director compensation policy, which is described under the heading “Board of Directors and Corporate Governance--Director Compensation” in the Company’s Definitive Proxy Statement for the 2023 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on April 21, 2023, which description is incorporated herein by reference. Additionally, the Company and Mr. Oberoi will enter into the Company’s standard form of director and executive officer indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2023, pursuant to which the Company will agree, among other things, to indemnify Mr. Oberoi against certain liabilities which may arise by reason of his status as a director.

Mr. Oberoi was party to a Consulting Agreement with the Company’s subsidiary Paymentus Group, Inc. (“PGI”) dated November 17, 2021, pursuant to which he provided advisory services in areas including go to market strategy, sales approach and structure. PGI paid Mr. Oberoi $183,331 during the fiscal year ended December 31, 2022 and $28,653 during the fiscal year ending December 31, 2023. Prior to the effective date of Mr. Oberoi’s appointment to the board, PGI and Mr. Oberoi terminated the Consulting Agreement on April 6, 2023. As a result of the compensation paid to Mr. Oberoi under the Consulting Agreement in 2022, Mr. Oberoi does not qualify as an independent director under the NYSE listing rules and is not currently expected to be appointed to any committees of the Board.

Mr. Oberoi is not a participant in any other related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Oberoi and any other person pursuant to which he was selected to serve as a director of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYMENTUS HOLDINGS, INC.

Date:	April 26, 2023	By:	/s/ Dushyant Sharma
Dushyant Sharma Chairman, President and Chief Executive Officer